UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 11, 2014

 Commission File Number: 001-36261

CHC Group Ltd.
(Exact name of Registrant as specified in its charter)

Cayman Islands	98-0587405
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)
190 Elgin Avenue
George Town
Gran Cayman, KY1-9005
Cayman Islands
(Address of principal executive offices, including zip code)

(604) 276-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)Executive Compensation Arrangements.
On September 11, 2014, the Board of Directors (the “Board”) of CHC Group Ltd. (the “Company”) approved the grant of restricted stock units (“RSUs”) under the Company’s 2013 Omnibus Incentive Plan (the “2013 Plan”) to the independent members of the Board. The number of the Company’s ordinary shares underlying the grants, which grants will be made effective as of September 11, 2014 (the “Grant Date”), for each independent member of the Board is set forth in the table below:

Directors	Number of Ordinary Shares underlying Restricted Stock Units to be Granted
Jonathan Lewis	18,768
Francis Kalman	18,768
Pursuant to the standard form of the RSU award agreement adopted by the Board under the 2013 Plan, the RSUs to be granted will vest annually on the one year anniversary of the Grant Date, subject to continued service.
The foregoing is only a brief description of the material terms of the RSUs to be granted to the above directors, does not purport to be complete, and is qualified in its entirety by reference to (i) the 2013 Plan, previously filed as Exhibit 4.2 to the Company’s registration statement on Form S-8 (File No. 333-193518) filed on January 23, 2014, and (ii) the form of grant notice as filed herewith.
Item 5.07 Submission of Matters to a Vote of Security Holders.
On September 11, 2014, the Company held its 2014 annual general meeting of shareholders (the “Annual Meeting”) at the Waldorf Astoria New York, 301 Park Avenue, New York, NY 10022. At the Annual Meeting, the Company’s shareholders voted on four proposals, each of which is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed with the Securities Exchange Commission on July 30, 2014 (the “Proxy Statement”). The results of the matters presented at the Annual Meeting, based on the presence in person or by proxy of holders of 77,004,539 ordinary shares of the 81,399,430 ordinary shares entitled to vote, are described below.
Proposal 1
Proposal 1 was to elect each of Jonathan Lewis and John Mogford to a three-year term as Class I Directors of the Company expiring at the Company’s 2017 annual general meeting of shareholders and until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Dr. Lewis and Mr. Mogford were elected as follows:

	For	Withheld	Non Votes
Jonathan Lewis	73,025,526	376,669	3,602,344
John Mogford	65,213,562	8,188,633	3,602,344

Biographical information for Mr. Lewis and Mr. Mogford, including their respective age as of July 23, 2014, is included below:
Jonathan Lewis, age 52, is senior vice president, Completion and Production Division of Halliburton, which he joined in 1996. Prior to joining Halliburton, Dr. Lewis taught graduate students and managed commercially funded research groups through academic positions at Imperial College in London, England, and Heriot-Watt University in Edinburgh, Scotland. Dr. Lewis has been Chairman of the board of directors of the Petrotechnical Open Standards Consortium and a member of the board of directors of ASF Portal. Dr. Lewis holds a Bachelor of Science degree in Geology from Kingston University, a Ph.D. in Geology/Sedimentology from the University of Reading, and is a graduate of the Stanford Executive Program of the Stanford University Graduate School of Business.
John Mogford, age 61, is a Managing Director of First Reserve, which he joined in 2009. Mr. Mogford’s responsibilities at First Reserve include providing direct operational support and guidance to First Reserve’s portfolio company executives as well as strategic advice to First Reserve investment teams. Prior to joining First Reserve, Mr. Mogford spent 32 years at BP in various roles, including Executive Vice President for Refining, Head of Refining at BP plc, and Chief Operating Officer of Refining sub-segment of BP plc. Mr. Mogford served as a Member of the BP Executive Management Team, and was also one of ten members of BP’s Executive Committee. Mr. Mogford has been a Non-Executive Director of The Weir Group PLC since June 2008 and Midstates Petroleum Company, Inc. since March 2011. Mr. Mogford holds a Bachelor of Engineering from Sheffield University and is a Fellow of the Institute of Mechanical Engineers. He has also received business qualifications from INSEAD and Stanford Universities.
Proposal 2
Proposal 2 was to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement. This proposal was approved as follows:

For	Against	Abstain	Non-Votes
73,364,203	33,767	4,225	3,602,344

Proposal 3
Proposal 3 was to indicate, on an advisory basis, the preferred frequency of the advisory vote on the compensation of the Company’s named executive officers. “3 Years” was indicated as the preferred frequency. The voting result for this proposal was as follows:

3 Years	2 Years	1 Year	Abstain	Non-Votes
53,890,550	2,058,597	17,446,012	7,036	3,602,344

Based on the voting results on Proposal 3 and its consideration of the appropriate voting frequency for the Company at this time, the Board resolved on September 11, 2014 that the Company will hold an advisory vote on the compensation of the Company’s named executive officers every three years.

Proposal 4
Proposal 4 was to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending April 30, 2015. This proposal was approved as follows:

For	Against	Abstain	Non-Votes
76,950,575	35,674	18,290	0

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHC GROUP LTD.

By:	/s/ Russ Hill
Name: Russ Hill
Authorized Signatory
Date: September 11, 2014